Exhibit 10.18

AILERON THERAPEUTICS, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between Aileron Therapeutics, Inc., a Delaware corporation (the “Company”) and Evan Lippman of Hingham, MA (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company and the Executive desire to enter into an employment relationship pursuant to the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. POSITION/DUTIES. The Executive’s employment with the Company shall commence on January 1, 2015 (the “Commencement Date”). While employed by the Company under the terms of this Agreement, the Executive shall serve as Senior Vice President, Chief Financial Officer and Chief Business Officer. In this position, the Executive shall report to the Company’s Chief Executive Officer (“CEO”) and shall have such duties, authorities and responsibilities as are customary with his position, including general supervision, direction and control of the financial operations of the Company including audits, budgeting and forecasting, and cash management activities conducted by the Company (subject to the control of the CEO and the Board of Directors of the Company (the “Board”)), support and involvement in the management of day-to-day operations and planning activities as well as such other duties as reasonably requested by the CEO (the “Responsibilities”). As an employee of the Company, the Executive will devote his full business time and efforts to the Company, and will not engage in any other gainful employment without the prior written consent of the CEO.

The Executive shall also be required to comply with all Company policies and procedures as in effect from time to time. Without limiting the foregoing, the Executive will in particular be required to familiarize himself with and to comply with the Company’s published policy prohibiting unlawful harassment and discrimination and its published policy concerning drugs and alcohol.

2. BASE SALARY AND BONUSES. The Company agrees to pay the Executive a base salary at the rate of $26,675.00 per monthly pay period which if annualized equals three hundred and twenty thousand one hundred ($320,100) (the “Base Salary”), to be paid in accordance with the Company’s normal payroll procedure and policies. Following the end of each calendar year that the Executive is employed by the Company, the Executive may be eligible to receive a discretionary performance bonus of up to thirty percent (30%) of his then current Base Salary, provided that the Executive has achieved the performance milestones for the previous calendar year that shall be set by the Board or the Compensation Committee, and the Company has met its objectives for that year, both as determined by the CEO and the Board in their sole discretion. Any such discretionary bonus shall be paid to the Executive in the subsequent calendar year in accordance with the Company’s customary practices. All compensation payable to the Executive pursuant to this Agreement shall be subject to applicable taxes and withholdings.

The Executive will be paid a one-time transition bonus of fifteen thousand dollars ($15,000). The payment will be made 90 days after commencement of employment and will be repayable if Executive is terminated for Cause or terminates employment without Good Reason before the first anniversary of the Commencement Date.

3. BENEFITS/PERQUISITES.

(a) Benefit Plans. The Executive may participate in all benefit programs that the Company establishes and makes available to its employees from time to time, provided that the Executive is eligible under, and subject to the provisions of the plan documents governing those programs. Benefits are subject to change at any time in the Company’s sole discretion.

(b) Vacation and Sick Leave. The Executive shall be eligible for four (4) weeks of paid vacation per calendar year (as prorated for partial years). The number of vacation days for which the Executive is eligible shall accrue and be preserved in the manner stated in the Company’s Employee handbook. The Executive shall also be entitled to sick leave and all Company holidays as determined by the Board, on the same terms as similarly situated senior executives of the Company.

(c) Business Expenses. Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of his duties hereunder.

4. EQUITY. The Executive will be granted an option under the Company’s 2006 Stock Incentive Plan to purchase 1,167,664 shares of common stock of the Company upon Board approval which will occur following the Commencement Date (the “Option”) at a per share option exercise price equal to the fair market value of the common stock of the Company as of the date of the grant. The Option shall become exercisable (“vest”) as follows: 25% of the shares will vest on the twelve (12) month anniversary of the Commencement Date and 1/48th of the remainder will vest on a monthly basis in thirty-six (36) equal monthly installments with the first such installment vesting on the thirteenth month following the Commencement Date. No vesting shall occur after termination of the Executive’s employment. If Executive is terminated without Cause or terminates employment for Good Reason before the twelve (12) month anniversary of the Commencement Date, then, subject to Section 6(c), 25% of the shares shall vest immediately upon termination. The Option will be subject to all of the terms, conditions and termination provisions of an option agreement evidencing the grant of the Option, which agreement will be consistent with the Plan.

5. AT WILL EMPLOYMENT; CONFIDENTIALITY, INVENTIONS, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT; RIGHT TO WORK. It is understood that the Executive’s employment by the Company shall be on an “at will” basis and may be terminated at any time at the Executive’s option or the option of the Company, as the case may be, on the terms and subject to the conditions set forth in this Agreement. The Executive’s commencement of employment with the Company is conditioned upon (1) his signing a Confidentiality, Inventions, Non-Solicitation and Non-Competition Agreement in the form attached hereto (the “Restrictive Covenant Agreement”) and (2) his ability to provide the Company with the legally-required proof of identity and authorization to work in the United States, as required by the Immigration Reform and Control Act of 1986.

6. TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS.

(a) Termination for Cause, by Reason of Death or Disability, or Resignation Other Than for Good Reason. If the Executive’s employment is terminated by the Company for “Cause,” as defined below, or by reason of his death or “Disability,” as defined below, or if the Executive resigns other than for “Good Reason,” as defined below, the Company shall pay or provide to the Executive (or to the Executive’s estate or representative) upon such termination or resignation only (i) any accrued but unpaid Base Salary and any vacation time accrued but unused through the date of termination of employment or resignation; (ii) any bonus amount not yet paid that was earned during the calendar year preceding the date of termination of employment or resignation; (iii) reimbursement for any unreimbursed expenses properly incurred and documented through the date of termination of employment or resignation; and (iv) all other payments or benefits to which the Executive may be entitled through the date of his termination of employment or resignation under the terms of any applicable compensation arrangement or plan or by law ((i) to (iv) collectively referred to as the “Accrued Benefits”). Other than the Accrued Benefits, the Executive will not be eligible to receive any severance or any other payments or benefits from the Company following the date of termination of employment or resignation.

(b) Termination by Company Without Cause or by Executive For Good Reason. If the Executive’s employment is terminated by the Company without Cause, as defined below, or if the Executive terminates his employment for Good Reason, as defined below, the Executive shall be entitled to receive, in addition to the Accrued Benefits and subject to the terms set forth in Section 6(c) below, the following severance benefits (the “Severance Benefits”): For a period of twelve (12) months following the Executive’s date of termination (the “Severance Period”), the Company shall:

(i) continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedure, his Base Salary as severance (the “Severance Pay”); provided, however, that the Severance Pay shall immediately cease if the Executive obtains other employment during the Severance Period, and the Executive is obligated to immediately inform the Company in writing if he obtains other employment during the Severance Period; and

(ii) provided the Executive is eligible for and elects to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. §1161 et. seq., continue to pay on his behalf the share of the monthly premiums for such coverage that it pays for active and similarly situated employees receiving the same type of coverage. The remaining balance of the premium costs and all premium costs after the Severance Period shall be paid by the Executive on a monthly basis for as long as, and to the extent that, he remains eligible for and elects to continue receiving continued coverage under COBRA; provided, however, that notwithstanding the foregoing, in the event the Executive becomes eligible during the Severance Period for the same or substantially similar group health insurance coverage through another employer, he immediately shall notify the Company in writing of the date of eligibility for such coverage (the “Eligibility Date”), and the Company’s obligation to make monthly premium payments pursuant to this Section 6(b)(ii) shall end on the Eligibility Date; and

(c) Conditions to Payment of Severance Benefits. As a condition of the Executive’s receipt of the Severance Benefits set forth in Section 6(b) above and the option acceleration referenced in Section 4 above, the Executive must execute and return to the Company a severance and release of claims agreement provided by and satisfactory to the Company (the “Severance Agreement”), and such Severance Agreement must become binding and enforceable within 60 calendar days after the Executive’s termination of employment. Payments will begin in the first pay period beginning after the Severance Agreement becomes binding, provided that if the foregoing 60 day period would end in a calendar year subsequent to the year in which the Executive’s employment ends, payments will not be made before the first payroll period of the subsequent year. The Executive further agrees that, on or prior to his termination or resignation date, the Company may convene an exit interview to review the status of accounts and matters for which the Executive has most recently been responsible to ensure that the Executive is fully entitled to the benefits which may be available under this Agreement and/or to confirm that the Executive clearly understands the nature and scope of all of his post-employment obligations.

In addition, as a condition of the Executive’s receipt of the Severance Benefits set forth in Section 6(b) above and the option acceleration referenced in Section 4 above, the Executive agrees to (i) reasonably cooperate with the Company at its request in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of such work to other employees of the Company following any termination of employment, (ii) during the Severance Period, upon reasonable notice by the Company, make himself reasonably available to the Company on an as-needed basis in connection with the orderly transition of his duties without receiving any additional compensation other than the Severance Benefits, and (iii) reasonably cooperate in the resolution of any dispute (including, without limitation, litigation of any action) involving the Company that relates in any way to the Executive’s activities while employed by the Company. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in order to provide such cooperation.

7. DEFINITIONS. For the purpose of this Agreement, the following definitions shall apply:

“Affiliate” shall mean any corporation, partnership, trust or other entity of which the Company and/or any of its Affiliates directly or indirectly owns a majority of the outstanding shares of any class of equity security thereof and any corporation, partnership, trust or other entity which directly or indirectly owns a majority of the outstanding shares of any class of any equity security of the Company or any of its Affiliates.

“Cause” shall mean: (i) the Executive’s conviction of, or plea of guilty or nolo contendere to, any felony (other than traffic-related offenses), (ii) the willful misconduct or gross negligence of the Executive with regard to the Company that the Board determines in good faith is, or is reasonably likely to be, materially injurious to the Company and its reputation, (iii) any incurable material breach by the Executive of the Restrictive Covenant Agreement, (iv) the Executive’s material violation of the Company’s published policies prohibiting unlawful harassment and discrimination or its published policy concerning drugs and alcohol, as in effect from time to time and/or (v) the Executive’s refusal to participate in, and fully cooperate during, the exit interview referred to above in Section 6(c).

“Disability” shall mean any long-term disability or incapacity due to physical or mental illness that renders the Executive unable to substantially perform his duties for 90 consecutive days or 120 total days during any twelve (12) month period, provided that it may occur in a shorter period if, after its commencement, it is determined to be total and permanent by a physician selected by the Company and its insurers and such determination is acceptable to the Executive or to the Executive’s legal representative (with such agreement on acceptability not to be unreasonably withheld).

“Good Reason” shall mean any action on the part of the Company not consented to by the Executive in writing having the following effect or effects: (i) a material diminution in the Executive’s primary Responsibilities; (ii) a material reduction in the Executive’s Base Salary then in effect, other than a reduction comparable to reductions generally applicable to similarly situated employees of the Company; (iii) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the overall benefits package is materially reduced; or (iv) the Company’s requiring the Executive’s ongoing and regular services to be performed at a location more than fifty (50) miles from the geographic location at which the Executive was providing services before such requirement. The Executive must (i) give notice to the Company of his intention to resign for Good Reason within 90 days after the occurrence of the event (or series of events) that he asserts entitles him to resign for Good Reason, (ii) state in that notice the event that he considers to provide him with Good Reason to resign, (iii) provide the Company with at least 30 days after his notice to cure the event, and (iv) if the event is not cured, resign for Good Reason within 30 days after the end of the 30-day cure period.

8. INDEMNIFICATION AND INSURANCE. The Executive shall be entitled to indemnification to the fullest extent permitted by the Company’s By-Laws and shall be entitled to coverage under the Company’s directors’ and officers’ liability insurance policy to the same extent as other senior executives of the Company.

9. NOTICE. Any purported termination of employment hereunder shall be communicated through written notice from the terminating party and shall indicate the specific provision in this Agreement relied upon. Such notice and all other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and shall be deemed given: (i) if delivered personally, on the date of delivery; (ii) if mailed by certified or registered mail (return receipt requested and postage prepaid), three (3) days after the mailing date; (iii) if sent via a nationally recognized overnight courier, on the next business day thereafter; or (iv) if sent via facsimile confirmed in writing to the recipient, on the next business day thereafter. In each of the above cases, notice to the Company should be sent to the Company’s principal place of business, notice to the Executive should be sent to his home address most recently on file with the Company, or notice to either the Company or the Executive should be sent to such other address or addresses as either party shall have designated in writing to the other party hereto.

10. REPRESENTATION. The Executive represents that he has disclosed to the Company all confidentiality, non-competition, non-solicitation, rights to inventions and other similar agreements under which he is currently bound. The Executive further represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.

11. PROOF OF LEGAL RIGHT TO WORK. For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

12. 409A CONSIDERATIONS.

(a) Six Month Delay. For purposes of this Agreement, a termination of employment means a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If and to the extent any portion of any payment, compensation or other benefit provided to the Executive in connection with his separation from service (as defined in Section 409A of Code) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and he is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination he hereby agrees that he is bound, such portion of the payment, compensation or other benefit will not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth day after the date of his death (as applicable, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to him during the period between the date of separation from service and the New Payment Date will be paid to him in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

(b) General 409A Principles. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A or are paid in a manner covered by Treas. Reg. Section 1.409A 1(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor the Executive will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement will, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to the Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

13. MISCELLANEOUS. This Agreement sets forth the terms of the Executive’s employment with the Company and supersedes any prior representations or agreements, whether written or oral, relating to the subject matter of this Agreement. This Agreement may be modified or amended only by an instrument in writing signed by the Executive and the Company. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of law provisions thereof. This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Company and the Executive’s and the Company’s respective heirs, successors, legal representatives and assigns. If any part of this Agreement is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision. This Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages shall be binding originals.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the dates set forth below.

AILERON THERAPEUTICS, INC.

By:	/s/ Joseph A. Yanchik III
	Joseph A. Yanchik III	Date:	December 18, 2014
President and Chief Executive Officer

EVAN LIPPMAN

/s/ Evan Lippman		Date:	December 18, 2014